UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SUBAYE.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0573479
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6 North Twelfth Road
Country Garden
Shunde District
Foshan City
Guangdong, China 528312
 (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-150226 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 per share

(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

The following is a summary of the material terms of the common stock, par value $0.001 per share, of Subaye.com, Inc., a Delaware corporation (the “Company”). This summary is subject to and qualified in its entirety by the Certificate of Incorporation and Bylaws of the Company, as amended, and by the applicable provisions of Delaware law.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Certificate of Incorporation of the Company.

Holders of common stock are entitled to share in all dividends that the Board of Directors of the Company (the “Board”), in its discretion, declares from legally available funds. Although the Company intends to retain our earnings, if any, to finance the exploration and growth of its business, the Board will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which the Board may deem relevant.

In the event of any liquidation, dissolution or winding up, the holders of common stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of preferred stock. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

All of the issued and outstanding shares of the common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of the registrant's common stock are issued, the relative interests of existing stockholders will be diluted.

Item 2. Exhibits.

Exhibit

3.1	Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s registration statement on Form S-1, filed on April 14, 2008, incorporated by reference herein)

3.2	Bylaws of the Company

10.1	Series A Preferred and Common Stock Purchase Agreement, dated as of Jun 16, 2006, by and between HRDQ Group, Inc. and Top Rider Group Limited**

10.2	Stockholders Agreement by and among HRDQ Group, Inc., Telecom Communications, Inc., China Dongguan Networks, Inc. and Top Rider Group, Ltd., dated as of June 16, 2006**

10.3	Registration Rights Agreement between HRDQ Group, Inc. and Top Rider Group Limited, dated as of June 16, 2006**

**Incorporated by reference from the Form 8-K filed with the Securities Exchange Commission by MyStarU.com, Inc. on June 22, 2006.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 10, 2008

SUBAYE.COM, INC. By: /s/ Jun Han Name: Jun Han Title: Chief Executive Officer